Exhibit 21.1
Subsidiaries of the Registrant

770 South Post Oak, Inc.
AMG Chelsea, LLC
Apts at Merano, LLC
Apts at Mountain Creek, LLC
ART Florentina, Inc.
Bell Tower II Apts, LLC
Browning Place, LLC
Blue Lake Properties, Ltd.
Blue Lake Properties II, Ltd.
EQK Bridgeview Plaza, LLC
EQK Portage, LLC
FBH of Vista Ridge, LLC
FL Lake Wales Apts, LLC
Forest Pines Bryan 84, LLC
Holland Lake Partners, Ltd.
Income Opportunity Realty Investors, Inc.
LPG Apartments, LP
Northside on Travis, Ltd.
Parc at Denham Springs, LP
Parc at Denham Springs II, LP
Southern Properties Capital, Ltd.
Stanford GL, LLC
TCI Commercial, LLC
TCI DC, Inc.
TCI Land, LLC
TCI New Development, LLC
TCI Park West I, LLC
TCI Stanford, LLC
The Landing Apartments Houma, LLC
Transcontinental Realty Investors, Inc.
Villas at Park West I, LP
Villas at Park West II, LP